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TO:  STATEFED FINANCIAL CORP.
     419 Sixth Avenue
     Des Moines, Iowa 50309


                     NOTICE  OF  NOMINATION  FOR  DIRECTOR
                     -------------------------------------

     Krause Gentle Corporation ("Krause Gentle") whose address of record on file with StateFed Financial Corp. (the "Company") is c/o James B. Langeness, Duncan, Green, Brown, Langeness & Eckley, P.C., 380 Capital Square, 400 Locust Street, Des Moines, IA 50309-2331 and Krause Gentle Company, 4201 Westown Parkway, Ste. 220, West Des Moines, IA 50266, with the knowledge that an election of directors for the Board of Directors of StateFed is to be held at the year 2000 annual meeting of shareholders, hereby nominates Thomas R. Bernau of 300 Walnut Street, Ste. 95, Des Moines, IA 50309, as a candidate for the office of director of the Company and requests that his nomination be included in the Company's proxy materials to be sent to shareholders prior to the annual meeting of shareholders. Krause Gentle beneficially owns 149,000 shares of the common stock of StateFed.

     Mr. Bernau is 39 years old. Mr. Bernau is currently President and a Shareholder of Liberty Banshares, Inc., an Iowa based thrift holding company. Mr. Bernau is also President of Liberty Bank, F.S.B., an Iowa based Federal Savings Bank with Iowa offices in the cities of West Des Moines, Arnolds Park, Iowa Falls, Waterloo, and Dubuque together with an additional office in East Dubuque, Illinois. He is also Vice President and Director of Country Banshares Corporation (an Iowa based multi-bank holding company owning State chartered banks in the Iowa communities of Crawfordsville, Riverside, Hiawatha, Center Point, and Walker). Mr. Bernau also serves as a director on the Boards of Directors of Peoples Savings Bank, Crawfordsville, Iowa and Hiawatha
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Bank and Trust Company, Hiawatha, Iowa). From 1994 to 1999, Mr. Bernau worked for AmerUs Bank, Des Moines, Iowa in various positions including Senior Vice President, Asset Sales and Acquisitions; Senior Vice President, Chief Credit Officer; and President, AmerUs Equipment Leasing Company. Mr. Bernau is also a lawyer practicing with one of Iowa's premier law firms - Bradshaw, Fowler, Proctor & Fairgrave from 1988 to 1993 and 1999 to the present. Mr. Bernau is an alumnus of Drake University (J.D., M.B.A.), Iowa State University (B.B.A.) and the Stonier Graduate School of Banking, University of Delaware. Mr. Bernau has been actively involved in the banking business for the last 24 years. Mr. Bernau beneficially owns 1,000 shares of the common stock of StateFed.

     All material and relevant disclosures as required by Regulation 14A under the Securities Exchange Act of 1934, as amended (17 C.F.R. (S) 240.14a.1 et seq.) have been made in the foregoing nomination.

     Mr. Bernau's consent to being named in the proxy statement as a nominee and to serving as a director if elected is attached hereto as Exhibit A, and incorporated herein by the reference.

                                                  KRAUSE GENTLE CORPORATION

Dated:       May 31, 2000                      By: /S/ Kyle J. Krause
      -------------------                          -------------------------
                                                   Kyle J. Krause,
                                                   Chief Operating Officer

RECEIVED BY:                                      STATEFED FINANCIAL CORP.
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Dated                                          By:
      -------------------                          -------------------------

                                                   -------------------------
                                                           Print Name



                                     - 2 -
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                                  EXHIBIT "A"


                          CONSENT OF THOMAS R. BERNAU


     I, Thomas R. Bernau, hereby consent to being named in the upcoming proxy statement of StateFed Financial Corp. ("StateFed") as a nominee for the position as a director of StateFed's Board of Directors. I additionally consent to serving as a director on StateFed's Board of Directors if elected.


Dated:    May 31, 2000                              /s/ Thomas R. Bernau
          ------------                              ---------------------
                                                    THOMAS R. BERNAU

State of Iowa   )
                )ss:
County of Polk  )

     On this 31st day of May, A.D., 2000 before me, a Notary Public in and for the State of Iowa, personally appeared Thomas R. Bernau, to me known to be the person who executed the foregoing instrument, and acknowledge that he executed the same as his voluntary act and deed.


                                                /s/ Tamera L. Shattuck
                                                ----------------------------
                                                Notary Public, State of Iowa